Grant Park Fund Weekly Commentary

For the Week Ended October 7, 2011

Current Month Rolling Performance* Rolling Risk Metrics* (Nov 2006 - Oct 2011)

Class	Week ROR	MTD ROR	YTD ROR	1 yr Ann ROR	3 yr Ann ROR	5 yr Ann ROR	10 yr Ann ROR	Annualized ROR	Annualized Standard Deviation	Maximum Drawdown	Sharpe Ratio	Sortino Ratio
A	-0.9%	-0.9%	-9.1%	-7.4%	-3.6%	3.6%	4.0%	3.6%	12.5%	-16.4%	0.3	0.5
B**	-0.9%	-0.9%	-9.5%	-7.9%	-4.2%	2.9%	N/A	2.9%	12.4%	-17.1%	0.3	0.4
Legacy 1***	-0.8%	-0.8%	-7.5%	-5.4%	N/A	N/A	N/A	-2.0%	11.1%	-10.9%	-0.1	-0.2
Legacy 2***	-0.8%	-0.8%	-7.9%	-5.9%	N/A	N/A	N/A	-2.4%	11.1%	-11.1%	-0.2	-0.3
Global 1***	-0.8%	-0.8%	-7.9%	-6.6%	N/A	N/A	N/A	-3.7%	10.4%	-13.3%	-0.3	-0.5
Global 2***	-0.8%	-0.8%	-8.1%	-6.9%	N/A	N/A	N/A	-4.0%	10.4%	-13.5%	-0.3	-0.5
Global 3***	-0.8%	-0.8%	-9.4%	-8.5%	N/A	N/A	N/A	-5.8%	10.4%	-15.4%	-0.5	-0.7

S&P 500 Total Return Index****	2.2%	2.2%	-6.7%	-0.4%	8.4%	-1.4%	2.8%	-1.4%	18.3%	-50.9%	0.0	-0.1
Barclays Capital U.S. Long Gov Index****	-1.5%	-1.5%	25.0%	18.8%	13.7%	10.0%	7.8%	10.0%	12.5%	-12.3%	0.8	1.5
  Performance metrics are calculated using month-to-date performance estimates. All performance data is subject to verification.

** Units began trading in August 2003.

*** Units began trading in April 2009.

**** Index is unmanaged & is not available for direct investment. Please see Indices Overview (below) for more information. Weekly RORs are calculated using data acquired through Bloomberg.

Portfolio Positions by Sectors and Markets (Two largest positions within each sector)

	Portfolio for A, B and Legacy units					Portfolio for Global units
Sector	Sector		Market			Sector		Market
	Exposure	Position	Contract	Exposure	Position	Exposure	Position	Contract	Exposure	Position
COMMODITIES	40%					39%
Energy	10%	Short	Natural Gas	4.4%	Short	10%	Short	Natural Gas	4.3%	Short
			Crude Oil	2.9%	Short			Crude Oil	2.7%	Short
Grains/Foods	14%	Short	Wheat	2.4%	Short	12%	Short	Wheat	2.3%	Short
			Soybean Meal	1.7%	Short			Soybean Meal	1.5%	Short
Metals	16%	Short	Copper	5.0%	Short	17%	Short	Copper	5.2%	Short
			Aluminum	4.4%	Short			Aluminum	4.2%	Short
FINANCIALS	60%					61%
Currencies	32%	Long $	Swiss franc	2.8%	Short	32%	Long $	Japanese Yen	2.9%	Long
			Japanese Yen	2.8%	Long			Euro	2.9%	Short
Equities	11%	Short	Hang Seng	1.7%	Short	13%	Short	S&P 500	2.2%	Long
			Russell 2000	1.1%	Long			Russell 2000	1.9%	Long
Fixed Income	17%	Long	Bunds	3.9%	Long	16%	Long	Bunds	3.8%	Long
			Japanese Gov't Bonds	3.0%	Long			Japanese Gov't Bonds	3.2%	Long

Market Commentary (Largest price movements within each sector)

Sector/Market
Energy

Crude oil markets rallied nearly 5% due to a larger than expected decrease in U.S. inventories.  Natural gas markets fell as a result of bearish pressure stemming from elevated production and forecasts for mild weather in the U.S.

Grains/Foods

U.S. grains markets finished the week mixed as the bullish impact of increased foreign demand was partially offset by liquidations caused by economic instability in Europe.  In the softs markets, sugar predominantly fell, driven lower by increased production in Asia and overall weak demand for riskier commodity markets early in the week.

Metals

Gold and silver markets finished slightly higher during a volatile week of trading.  The precious metals markets held onto gains caused by increased safe-haven demand, despite a slight retracement at week-end following an optimistic U.S. unemployment report.  Base metals markets broke recent downtrends as a result of improved demand forecasts fostered by equity market gains.

Currencies

The Swiss franc weakened against counterparts due to ongoing fear the Swiss National Bank may impose further monetary policy designed to devalue the currency.  Higher-yielding currencies, including the Australian and New Zealand dollars, rallied as last week's positive unemployment report supported investor risk appetite.  The Japanese yen also posted gains, fueled by news that the Bank of Japan would keep interest rates unchanged in the near-term.

Equities

North American and European equity markets moved higher, supported by news Eurozone officials would make plans to support the region's banks should a Greek debt default occur.  Optimistic economic data in the U.S., including a better-than expected unemployment report and growth in the U.S. service sector, also supported markets.  In Asia, Japanese equity markets fell, as strength in the yen weighed on demand for Japanese exports.

Fixed Income

Treasury prices predominantly declined as equity market strength and optimism surrounding Eurozone debt weighed on safe-haven demand.   Last Friday's announcement the U.S. economy added more jobs than projected also added to bearish pressure on the U.S. debt markets.

Performance Chart

Barclays Capital U.S. Long Government Index (formerly Lehman Brothers U.S. Government Index: Long Subset): A benchmark comprised of the Barclays Capital U.S. Treasury and U.S. Agency indices. The U.S. Long Government Index includes Treasuries (public obligations of the U.S. Treasury that have remaining maturities of more than ten years) and U.S. agency debentures (publicly issued debt of U.S. Government agencies, quasi-federal corporations, and corporate or foreign debt guaranteed by the U.S. Government). The U.S. Government Index is a component of the Barclays Capital U.S. Government Index.

Compounded Annualized Rate of Return (ROR): This is the geometric 12-month mean that assumes the same rate of return for each 12-month period to arrive at the equivalent compound growth rate reflected in the actual return data.

Standard and Poor's 500 Total Return Index (S&P 500 Index): A weighted index of the 500 stocks in the S&P 500 Index, which are chosen by Standard and Poor's based on industry representation, liquidity, and stability. The stocks in the S&P 500 Index are not the 500 largest companies; rather the index is designed to capture the returns of many different sectors of the U.S. economy. The total return calculation includes the price-plus-gross cash dividend return.

Risk Metrics Chart

Drawdown: A drawdown is any losing period during an investment's performance history. It is defined as the percent retrenchment from an equity peak to an equity valley. Maximum drawdown is simply the largest percentage drawdown that has occurred during the specified time frame. Grant Park's drawdowns are computed based on month-end equity values.

Sharpe Ratio: A return/risk measure defined as the average incremental return of an investment over the risk free rate.

Sortino Ratio: A ratio developed to differentiate between good and bad volatility. The calculation provides a risk-adjusted measure of performance without penalizing for upward price changes.

Standard Deviation: Measures the dispersal or uncertainty in a random variable (in this case, investment returns). It measures the degree of variation of returns around the mean, or average, return. The higher the volatility of the investment returns, the higher the standard deviation will be. For this reason, standard deviation is often used as a measure of investment risk.

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES. PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS. FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS. FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK, INCLUDING LIQUIDITY RISKS, NO SECONDARY MARKET EXISTS, RESTRICTIONS ON REDEMPTIONS, AND THE RISK OF FOREIGN SECURITIES. THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE. OFFERING BY PROSPECTUS ONLY. INFORMATION IN THIS COMMENTARY IS DRAWN FROM VARIOUS SOURCES THAT ARE DEEMED TO BE RELIABLE. HOWEVER, THE INFORMATION IS NOT AUDITED BY DEARBORN CAPITAL. IN ADDITION, DEARBORN CAPITAL DRAWS UPON THIS INFORMATION TO MAKE ITS OWN ASSUMPTIONS WHICH COULD BE CONSIDERED DEARBORN CAPITAL'S OPINION. DEARBORN CAPITAL BELIEVES THAT ANY SUCH STATEMENTS OF OPINION HAVE A REASONABLE BASIS IN FACT.